Exhibit 99.1
ManTech Announces Financial Results for
Third Quarter of 2017

•	Bookings of $1.9 billion, resulting in a book-to-bill ratio of 4.5; strongest quarterly bookings in five years

•	Revenues: $423 million, up 2% from third quarter of 2016

•	Operating Income: $23.1 million for an operating margin of 5.5%

•	Diluted EPS: $0.39, up 3% from third quarter of 2016

•	Cash Flow from Operations: $52 million or 3.4 times net income

•	InfoZen acquisition expands federal civilian presence and enhances IT modernization and managed cloud services capabilities

FAIRFAX, Va., November 1, 2017 (GLOBE NEWSWIRE) – ManTech International Corporation (Nasdaq:MANT), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced financial results for the third quarter of fiscal year 2017, which ended September 30, 2017.

"In the third quarter, ManTech delivered the second strongest quarterly bookings and book-to-bill ratio in company history, with the majority of the contract awards coming from new work. Our robust bookings combined with continued organic revenue growth and our acquisition of InfoZen illustrates the successful and synchronized execution of our growth-focused strategy," said ManTech Chairman and Chief Executive Officer George J. Pedersen.

"ManTech's performance throughout 2017 has been exceptional. The momentum in the business continues to build and we are focused on program execution to ensure that the mission-critical needs of our customers are met,” said ManTech President and Chief Operating Officer Kevin M. Phillips.

Summary Operating Results

Revenues for the quarter were $422.7 million, up 2% from $415.4 million in the third quarter of 2016. Revenue growth continues to be largely driven by direct labor expansion as a result of our recent contract awards.

Operating income for the quarter was $23.1 million, down 2% compared to the third quarter of 2016, representing an operating margin of 5.5%. For the quarter, net income was $15.2 million and diluted earnings per share were $0.39, up 4% and 3%, respectively, compared to the third quarter of 2016.

Cash Management and Capital Deployment

Cash flow from operations for the quarter was $52 million or 3.4 times net income. Days sales outstanding (DSO) were 68 days. As of September 30, 2017, the company had $149 million in cash and cash equivalents and no outstanding borrowings on its $500 million revolving-credit facility. After the close of the quarter, ManTech completed its acquisition of InfoZen for approximately $180 million in cash. ManTech funded the acquisition with cash on hand and use of its revolving-credit facility.

The company paid $8.2 million in dividends, or $0.21 per share, to its common stockholders of record as of September 8, 2017. The Board of Directors has declared that the company will pay a cash dividend of $0.21 per share on December 22, 2017, to all common stockholders of record as of December 8, 2017, as part of its regular quarterly cash dividend program. Future declarations of dividends and their record and payment dates are subject to the final determination of ManTech's Board of Directors.

Contract Awards

Contract awards (bookings) totaled $1.9 billion in the quarter, representing a book-to-bill ratio of 4.5. Approximately 70% of the awards were for new business. Over the trailing 12 months, the book-to-bill ratio is 2.2. Large, single-award contracts contributing to the quarterly bookings include:

•	Technical Solutions and Security Support for the Department of State. ManTech was awarded a 10-year contract totaling $817 million to provide comprehensive technical solutions and security support.

•	Managed IT Services for NASA's Jet Propulsion Laboratory (JPL). ManTech was awarded a 10-year contract totaling $450 million to manage and transform JPL's Institutional Computing Environment (ICE).

•
Force Structure and Modeling Support for Air Force Studies, Analyses and Assessments Directorate (AF/A9). ManTech was awarded a 5-year contract totaling $37 million to continue providing advisory and assistance services, model and simulation development, training and analysis support.

In the quarter, ManTech also received approximately $400 million in contract awards from classified customers. The balance of the contract awards included several modifications to expand or extend existing contracts and new contracts from primarily defense customers.

The company’s backlog of business at the end of quarter was $6.3 billion, up 28% compared to the second quarter of 2017; funded backlog was $1.5 billion, up 40% sequentially.

Forward Guidance

The company is raising and narrowing the previously communicated range on expected revenue, net income and diluted earnings per share. ManTech expects revenue, net income, and diluted earnings per share as specified in the table below.

Measure	Fiscal 2017 Guidance
Revenue (billion)	$1.710 - $1.730
Net Income (million)	$60.8 - $61.4
Diluted Earnings per Share	$1.55 - $1.57

ManTech Chief Financial Officer Judith L. Bjornaas said, "I am pleased to see new business awards and exceptional cash flow. The strong cash flow will support a combination of ManTech's continued organic growth, targeted acquisitions and dividend distributions.”

Conference Call

ManTech executive management will hold a conference call on November 1, 2017, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts may participate on the conference call by dialing 877-638-9567 (domestic) or 253-237-1032 (international) and entering passcode 44701010. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the ManTech website (http://investor.mantech.com). A replay of the conference call will be available on the ManTech website approximately 2 hours after the conclusion of the conference call.

About ManTech International Corporation

ManTech provides innovative technologies and solutions for mission-critical national security programs for the intelligence community; the departments of Defense, State, Homeland Security, Health and Human Services, Veteran Affairs and Justice, including the Federal Bureau of Investigation (FBI); the health and space community; and other U.S. government customers. ManTech's expertise includes cybersecurity; software and systems development; enterprise information technology; multi-discipline intelligence; command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR); program protection and mission assurance; systems engineering; supply chain management and logistics; test and evaluation (T&E); training; and management consulting. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” or “plan,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes we anticipate. Factors that could cause actual results to differ materially from the results we anticipate, include, but are not limited to, the following: failure to maintain our relationship with the U.S. government, or failure to compete effectively for new contract awards or to retain existing U.S. government contracts; issues relating to competing effectively for awards procured through the competitive bidding process, including the adverse impact of delay caused by competitors’ protests of contracts awards received by us; inability to recruit and retain sufficient number of employees with specialized skill sets who are in great demand and limited supply; adverse changes in U.S. government spending for programs we support, whether due to changing mission priorities, socio-economic policies that reduce the contracts that we may bid on, cost reduction and efficiency initiatives by our customers, or other federal budget constraints generally; failure to obtain option awards, task orders or funding under contracts; increased exposure to risks associated with conducting business internationally; failure to realize the full amount of our backlog or adverse changes in the timing of receipt of revenues under contracts included in backlog; renegotiation, modification or termination of our contracts, or failure to perform in conformity with contract terms or our expectations; disruption of our business or damage to our reputation resulting from security breaches in customer systems, internal systems or services failures (including as a result of cyber or other security threats), or employee or subcontractor misconduct; failure to successfully integrate acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; adverse changes in business conditions that may cause our investments in recorded goodwill to become impaired; non-compliance with, or adverse changes in, complex U.S. government laws, procurement regulations or processes; and adverse results of U.S. government audits or other investigations of our government contracts. These and other risk factors are more fully discussed in the section entitled "Risk Factors" in ManTech's Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on Feb. 22, 2017, Item 1A of Part II of our Quarterly Reports on Form 10-Q, and, from time to time, in ManTech's other filings with the Securities and Exchange Commission.

The forward-looking statements included herein are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands Except Share and Per Share Amounts)

	(unaudited)
	September 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$148,737	$64,936
Receivables—net	321,081	320,677
Prepaid expenses and other	27,267	34,423
Contractual inventory	125	1,277
Total Current Assets	497,210	421,313
Goodwill	955,874	955,874
Other intangible assets—net	143,581	154,931
Employee supplemental savings plan assets	32,351	29,383
Property and equipment—net	22,700	23,121
Investments	11,879	11,691
Other assets	4,048	2,151
TOTAL ASSETS	$1,667,643	$1,598,464
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable and accrued expenses	$107,471	$108,888
Accrued salaries and related expenses	84,518	70,768
Billings in excess of revenue earned	27,993	11,998
Total Current Liabilities	219,982	191,654
Deferred income taxes	131,720	122,081
Accrued retirement	32,411	30,581
Other long-term liabilities	11,038	12,481
TOTAL LIABILITIES	395,151	356,797
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 26,022,900 and 25,795,973 shares issued at September 30, 2017 and December 31, 2016; 25,778,787 and 25,551,860 shares outstanding at September 30, 2017 and December 31, 2016	260	258
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 13,189,245 and 13,190,745 shares issued and outstanding at September 30, 2017 and December 31, 2016	132	132
Additional paid-in capital	481,579	471,906
Treasury stock, 244,113 and 244,113 shares at cost at September 30, 2017 and December 31, 2016	(9,158)	(9,158)
Retained earnings	799,892	778,710
Accumulated other comprehensive loss	(213)	(181)
TOTAL STOCKHOLDERS’ EQUITY	1,272,492	1,241,667
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,667,643	$1,598,464

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)

	(unaudited) Three months ended September 30,		(unaudited) Nine months ended September 30,
	2017	2016	2017	2016
REVENUES	$422,665	$415,402	$1,254,733	$1,207,418
Cost of services	361,286	356,294	1,069,007	1,031,319
General and administrative expenses	38,239	35,608	113,261	106,440
OPERATING INCOME	23,140	23,500	72,465	69,659
Interest expense	(254)	(263)	(865)	(858)
Interest income	37	36	89	99
Other income, net	191	92	235	145
INCOME FROM OPERATIONS BEFORE INCOME TAXES AND EQUITY METHOD INVESTMENTS	23,114	23,365	71,924	69,045
Provision for income taxes	(8,004)	(8,630)	(26,230)	(26,440)
Equity in gains (losses) of unconsolidated subsidiaries	72	(71)	77	57
NET INCOME	$15,182	$14,664	$45,771	$42,662
BASIC EARNINGS PER SHARE:
Class A common stock	$0.39	$0.38	$1.18	$1.12
Class B common stock	$0.39	$0.38	$1.18	$1.12
DILUTED EARNINGS PER SHARE:
Class A common stock	$0.39	$0.38	$1.17	$1.12
Class B common stock	$0.39	$0.38	$1.17	$1.12

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	(unaudited) Nine months ended September 30,
	2017	2016
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net income	$45,771	$42,662
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	23,357	22,582
Deferred income taxes	9,711	7,187
Stock-based compensation	3,558	2,266
Equity in gains of unconsolidated subsidiaries	(77)	(57)
Excess tax benefits from exercise of stock options	—	(1,024)
Change in assets and liabilities—net of effects from acquired businesses:
Receivables—net	(462)	11,823
Prepaid expenses and other	7,273	2,437
Contractual inventory	1,152	—
Employee supplemental savings plan asset	(2,968)	(1,441)
Accounts payable and accrued expenses	(1,215)	(8,918)
Accrued salaries and related expenses	13,742	2,814
Billings in excess of revenue earned	15,669	1,327
Accrued retirement	1,830	(385)
Other	(2,101)	1,878
Net cash flow from operating activities	115,240	83,151
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(5,774)	(5,666)
Investment in capitalized software for internal use	(5,123)	(1,390)
Deferred contract costs	(676)	—
Proceeds from previous acquisition	112	—
Payments to acquire investments	(110)	(474)
Acquisition of businesses—net of cash acquired	—	(47,682)
Net cash used in investing activities	(11,571)	(55,212)
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Dividends paid	(24,476)	(24,012)
Proceeds from exercise of stock options	5,931	24,636
Debt issuance costs	(1,323)	—
Excess tax benefits from exercise of stock options	—	1,024
Net cash from (used in) financing activities	(19,868)	1,648
NET CHANGE IN CASH AND CASH EQUIVALENTS	83,801	29,587
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	64,936	41,314
CASH AND CASH EQUIVALENTS, END OF PERIOD	$148,737	$70,901

ManTech-F

ManTech International Corporation

Investor Relations
Judy Bjornaas
Executive Vice President and Chief Financial Officer
(703) 218-8269
Investor.Relations@ManTech.com

Media
Sue Cushing
VP Corporate Communications
(703) 814-8369
Sue.Cushing@ManTech.com